Exhibit 99


                  THE PROMENADE AT CASA GRANDE LAUNCH A SUCCESS
          Ground-up regional town center meets market-driven demand in
                               Pinal County, Ariz.

         PHOENIX, Nov. 16, 2007 - A Pinal County, Ariz., regional lifestyle destination today celebrates the debut of the long-awaited first phase. The Promenade at Casa Grande, at build out, will offer more than a million square feet of shopping, dining and entertainment to previously underserved region.

         More than 500,000 square feet of the shopping center opened this fall, including Dillard's, Target, Kohl's, JCPenney, PetSmart, Staples and Harkins Theatres. The open-air, phased Promenade at Casa Grande meets the need for retail in Pinal County and brings many first-to-market merchants to the region. The center sits on 130 acres and is strategically situated off one of the state's primary freeway corridors in an emerging hot spot between Arizona's two major metropolitan hubs of Phoenix and Tucson.

         In addition to this fall's openings, this well-positioned project will deliver other large-format retailers, specialty shops and restaurants in the spring.

         "This project is part of a long-term strategic plan to bring market-driven retail developments to Arizona," said Art Coppola, president and chief executive officer, Macerich(R) (NYSE: MAC). "The integrated center will serve as a catalyst for economic vitality in Pinal County. It is perfect for the market and serves the needs of the community now and into the future."

         The Promenade at Casa Grande is a part of the deep Arizona development pipeline delivered to the state by Santa Monica, Calif.-based Macerich. The project is a result of a partnership between WDP Partners and The Pederson Group, both of Phoenix, and Macerich's Phoenix-based Westcor division, which has a 40-year heritage built on ground-up shopping centers primarily in Arizona.

         "The Promenade at Casa Grande is a unique project and stands in a class of its own across the entire Pinal County region," said Todd Chester, principal, WDP Partners. "The vast majority of the center's retailers are first-to-market - making this truly a regional destination."

         Pinal County has enjoyed an incredibly high influx of new residents in the last two years - bringing the current population near 300,000. Given the lack of other retail options in the area, The Promenade at Casa Grande's trade area encompasses a broader scope than most shopping centers. Additionally, the center benefits from the tens of thousands of travelers passing the site on the freeway going between Phoenix and Tucson.

         Dillard's opened in late October with much community fanfare. Dillard's Chief Executive Officer, William Dillard, II, commented, "The Promenade at Casa Grande is allowing Dillard's to bring exciting and fashionable choices to the area's growing population. This location is perfectly positioned. We believe the store's tone focused on upscale and modern fashions is an excellent fit for the center."

         The coming months will bring many more retailers, such as Best Buy, Bed Bath & Beyond, Ross Dress for Less, In-N-Out Burger, Lane Bryant, Olive Garden, Shoe Pavilion, Sports Authority, Cost Plus World Market, Michaels and many more.

         "We expect the size and scope of The Promenade at Casa Grande to encourage a positive economic ripple effect in other sectors, such as industrial and office parks," said Andrew Clegg of The Central Arizona Regional Economic Development Foundation. "One of the primary things employers look for is amenities, such as first-rate retail, when considering moving a business. Our clients are extremely enthusiastic about this dynamic retail project and the offerings it brings to our community."


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         Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The company is the sole general partner and owns an 84% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 73 regional malls. Additional information about Macerich can be obtained from the Company's Web site at www.macerich.com.


CONTACT:
Christine Romero, Macerich, 602.377.7540, christine.romero@macerich.com Anita Walker, Macerich, 602.828.3318, anita.walker@macerich.com

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